Exhibit 99.1

NEWS RELEASE

Teradata Appoints Oliver Ratzesberger as Chief Operating Officer

Mr. Ratzesberger to Oversee Global Businesses and Implementation of Teradata Strategy

COO Appointment Aligns Sales, Products, Services and Marketing Under One Team

SAN DIEGO – Feb. 5, 2018 - Teradata (NYSE: TDC), the leading data and analytics company, today announced that Oliver Ratzesberger, Executive Vice President and Chief Product Officer, has been appointed Chief Operating Officer, effective immediately. Mr. Ratzesberger will have global operating responsibility for Teradata’s businesses and lead the company’s strategies for go-to-market, products, and services. He will continue to report to Vic Lund, Teradata President and Chief Executive Officer.

Since joining the company in 2013, Oliver has led Teradata’s research and development organization and provided strategic direction for all R&D related to Teradata database, Teradata Analytics Platform, big data analytics, and associated solutions. Oliver previously led the software teams for Teradata Labs, including the Teradata® Database, Teradata Aster®, Teradata IntelliCloud™ and IntelliSphere, as well as Hadoop and other open-source integration. Over a distinguished career prior to Teradata, Oliver spearheaded big data analytics initiatives and technology transformation for eBay and several other Fortune 500 companies.

“Over the last several months we have restructured our organization to best position Teradata for the future, and we are now bringing together our sales, product, services and other operational functions into one team to accelerate execution of our strategy,” stated Mr. Lund. “We are delighted and fortunate to have someone with Oliver’s talent, business acumen and deep institutional knowledge of Teradata oversee these functions and manage our global businesses. Oliver is a proven technology executive with significant operational experience and he is the ideal person to take on this new role. I will continue working closely with Oliver and the rest of the leadership team as I spend additional time with our customers to ensure our strategy is resonating.”

“I am excited to take on this new role at Teradata,” said Mr. Ratzesberger. “Our strategy is clear, and with our team’s focus and execution, we are winning in the market and growing our sales funnel. With our world-class advanced analytic platform and solutions, we are uniquely positioned to help our customers drive business value from their analytic infrastructure. I look forward to working with the entire Teradata team as we leverage our strong momentum, our bright talent and our innovative technology and consulting to position Teradata for success in the years to come.”

About Oliver Ratzesberger

Oliver has an extensive background in analytics, big data and software development. Prior to Teradata, he worked for both Fortune 500 and early-stage companies, holding positions of increasing responsibility in software development and IT, including leading the expansion of analytics at eBay. Oliver earned his engineering degree in Electronics and Telecommunications from HTL Steyr in Austria, and is a graduate of Harvard Business School’s Advanced Management Program. He lives in San Diego with his wife and two daughters.

About Teradata

Teradata helps companies achieve high-impact business outcomes. With a portfolio of business analytics solutions, architecture consulting, and industry leading big data and analytics technology, Teradata unleashes the potential of great companies. Visit teradata.com.

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